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                                                                    Exhibit 99.1

                                  [VION LOGO]

                             COMPANY CONTACT:    Vion Pharmaceuticals, Inc.
                                                 Howard B. Johnson, CFO
                                                 (203) 498-4210 phone

     Vion Announces Initial Clinical Data on Oral Formulation of Triapine'r'

NEW HAVEN, CT, December 16, 2002 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) today announced initial data from testing in human patients of an oral formulation for Triapine'r'.

The Company reported that an oral formulation of Triapine'r' has been administered to six patients at two different dose levels. At the higher dose level of 100mg, oral bioavailability of the drug in excess of 50% was observed in three patients.

Dr. Mario Sznol, Vion's Vice President, Clinical Affairs, stated, "These initial data indicate that Triapine'r' is orally bioavailable and that Vion's current formulation is suitable for further clinical study." He added, "In addition to providing a more convenient method of administration, an oral formulation of Triapine'r' may also allow us to develop a dosing schedule that could be more optimal for anti-tumor effects. An oral formulation might also facilitate future studies of Triapine in potential non-cancer indications."

Dr. Sznol concluded, "We plan to obtain limited additional single dose pharmacokinetic data in humans. If these additional data confirm the initial results, we would plan to file an IND for the oral Triapine'r' formulation and begin multi-dose Phase 1 trials in cancer patients."

Vion licenses Triapine'r' from Yale University. Triapine'r' is designed to be a potent inhibitor of ribonucleotide reductase, an enzyme important to DNA synthesis and repair. Vion is evaluating an intravenous formulation of Triapine'r' in Phase 1 and 2 trials.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes: Triapine'r', a potent inhibitor of a key step in DNA synthesis and repair; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Vion's plans to differ or results to vary from those expected, including the inability to access capital and funding on a timely basis and on favorable terms, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2001. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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